Exhibit 99.2

PRESS RELEASE

American Greetings Announces Completion Of Acquisition By Weiss Family

CLEVELAND, Aug. 9, 2013 — American Greetings Corporation (NYSE: AM) today announced the completion of its acquisition by the Weiss Family for $19.00 per share in cash.

American Greetings’ shareholders approved the transaction at a special meeting held on August 7, 2013. The transaction closed and became effective today. As a result of the transaction, American Greetings’ Class A common shares will be delisted from the NYSE.

Chief Executive Officer Zev Weiss said, “Today is a milestone in the Company’s history as shareholders approved the Weiss Family proposal to make American Greetings a privately held company and that transaction was closed today.”

President and Chief Operating Officer Jeff Weiss added, “Our family has guided the Company for more than 100 years and we are excited to see American Greetings return to its roots as a family-owned business.”

Peter J. Solomon Company acted as financial advisor, and Sullivan & Cromwell LLP acted as legal advisor to the Special Committee of American Greetings’ Board of Directors. Baker & Hostetler LLP acted as legal advisor to American Greetings. KeyBanc Capital Markets and Macquarie Capital acted as financial advisors to the Weiss Family, and Jones Day acted as legal advisor to the Weiss Family.

About American Greetings Corporation

For more than 100 years, American Greetings Corporation has been a creator and manufacturer of innovative social expression products that assist consumers in enhancing their relationships to create happiness, laughter and love. The Company’s major greeting card lines are American Greetings, Carlton Cards, Gibson, Recycled Paper Greetings and Papyrus, and other paper product offerings include DesignWare party goods and American Greetings and Plus Mark gift-packaging and boxed cards. American Greetings also has one of the largest collections of greetings on the Web, including greeting cards available at Cardstore.com and electronic greeting cards available at AmericanGreetings.com. In addition to its product lines, American Greetings creates and licenses popular character brands through the American Greetings Properties group. Headquartered in Cleveland, Ohio, American Greetings generates annual revenue of approximately $1.9 billion, and its products can be found in retail outlets worldwide. For more information on the Company, visit http://corporate.americangreetings.com.

For further information: Gregory M. Steinberg, Treasurer and Executive Director of Investor Relations, American Greetings Corporation, 216-252-4864, investor.relations@amgreetings.com